Exhibit 99.1

Aneel Bhusri Elected to Intel Board of Directors

NEWS HIGHLIGHTS
•	CEO of Workday, Inc., increases enterprise software and cloud computing expertise of Intel board

SANTA CLARA, Calif., June 23, 2014 –Intel Corporation announced that Aneel Bhusri, co-founder and chief executive officer of Workday, Inc. (NYSE: WDAY), has been elected to serve on the company’s board of directors.
“We are very pleased to have Aneel Bhusri as an Intel director,” said Andy Bryant, chairman of the board of Intel. “His more than 20 years’ experience in enterprise software innovation and cloud computing will increase our board’s depth in areas that are key to Intel’s business and crucial in today’s connected world.”
Bhusri, 48, co-founded Workday, Inc., in 2005 and served as its co-chief executive officer from 2009 and chairman from 2012 until May of this year, when he was named chief executive officer. Workday is a leading provider of enterprise cloud applications for human resources and finance. In addition, Bhusri serves as a partner at Greylock Partners, a venture capital firm. Previously, he held a number of leadership positions at PeopleSoft, including senior vice president responsible for product strategy, business development and marketing, and vice chairman of the board.
Bhusri received an MBA from Stanford University and holds bachelor’s degrees in electrical engineering and in economics from Brown University. He also is a Crown Fellow at the Aspen Institute.
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CONTACTS:	Laura Anderson Intel Corporation 480-552-9020 laura.m.anderson@intel.com